Exhibit 5.1
April 25, 2007
STAAR Surgical Company
1911 Walker Ave.
Monrovia, CA 91016
Re:     Registration Statements on Form S-3, File Nos. 333-136213 and 333-14237
Ladies and Gentlemen:
     I have acted as counsel to STAAR Surgical Company (the “Company”), a Delaware corporation, in connection with the Company’s Registration Statement on Form S-3, File Number 333-136213 (the “Registration Statement”) originally filed with the Securities and Exchange Commission (the “Commission”) on August 1, 2006, and the Registration Statement on Form S-3, File Number 333-142374, (the “Additional Registration Statement”) filed with the Commission on April 25, 2007 pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement and the Additional Registration Statement are referred to herein as the “Registration Statements.”
     On the date hereof the Company filed with the Commission a prospectus supplement dated April 25, 2007 (the “Prospectus Supplement”) pursuant to Rule 424(b) promulgated under the Act for the takedown offering under the Act of up to 3,600,000 shares of the Company’s common stock, par value $0.01 per share, pursuant to the Registration Statements and an Underwriting Agreement (the “Underwriting Agreement”) between the Company and Pacific Growth Equities, LLC (the “Underwriter”) dated April 25, 2007, providing for the purchase from the Company of 3,130,435 shares of common stock (the “Firm Shares”) and the purchase of up to an additional 469,565 shares (the “Option Shares”) subject to the exercise by the Underwriter in its exclusive discretion of an option that may be exercised as a whole or in part to cover over-allotments for a period up to 30 days after the date of the Underwriting Agreement (the “Over-Allotment Option”).
     In my capacity of General Counsel to the Company, based on my familiarity with the affairs of the Company and on my examination of the law and documents I have deemed relevant, I am of the opinion that (1) the Firm Shares, when sold as contemplated in the Registration Statements, and delivered against the consideration specified therefor in the Underwriting Agreement, will be legally issued, fully paid and non-assessable, and (2) subject to the timely exercise of the Overallotment Option by the Underwriter in accordance with the Underwriting Agreement, the Option Shares, when sold as contemplated in the Registration Statements, and delivered against the consideration specified therefor in the Underwriting Agreement, will be legally issued, fully paid and non-assessable.
     My opinion is limited to matters governed by the federal laws of the United States of America, the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.
     I consent to the use of this opinion as an exhibit to the Registration Statements and further consent to all references to this opinion in the Registration Statements, the prospectus constituting a part thereof, including the Prospectus Supplement, and any amendments thereto.

Very truly yours,

/s/ Charles Kaufman
Charles Kaufman
General Counsel